EXHIBIT 10.2
REALOGY HOLDINGS CORP.
AMENDED AND RESTATED 2018 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE NOTICE OF GRANT
& PERFORMANCE SHARE AGREEMENT
Realogy Holdings Corp. (the "Company"), pursuant to Section 8.4 of the Amended and Restated 2018 Long-Term Incentive Plan (the "Plan"), hereby grants to the individual listed below (the "Participant"), an Award of performance share units (a "Performance Share Award" or "Performance Shares"). The Performance Share Award is subject to all of the terms and conditions set forth herein and in the Performance Share Agreement attached hereto as Exhibit A (the "Agreement") and the Plan, which are incorporated herein by reference. In addition, as a condition to receiving this Performance Share Award, the Participant understands and agrees to be bound by and comply with the restrictive covenants and other provisions set forth in [the Participant’s Executive Restrictive Covenant Agreement]/[Sections 9 and 10 of the Participant's Executive Restrictive Covenant Agreement]/[in the Participant's Executive Restrictive Covenant Agreement] with the Company (the “Restrictive Covenant Agreement”), a copy of which the Participant acknowledges receipt. The Participant understands and agrees that the Restrictive Covenant Agreement shall survive the grant, vesting or termination of the Performance Shares, sale of the Shares with respect to the Performance Shares and any termination of employment of the Participant, and that full compliance with the Restrictive Covenant Agreement is an express condition precedent to (i) the receipt, delivery and vesting of any Performance Shares and (ii) any rights to any payments with respect to the Performance Shares.
Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant ("Notice") and the Agreement.
Participant:
Grant Date:    ____________________
Target Grant:    __________ Performance Shares
Performance Period:    ____________________
Performance Criteria:    See Schedule I to Exhibit A attached hereto

By accepting this grant, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice, including the Restrictive Covenants Agreement. The Participant has reviewed the Agreement, the Plan and this Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Performance Share Award.
Participant’s Consent Regarding Use of Personal Information. By accepting this Award, the Participant explicitly consents (i) to the use of the Participant’s Personal Information (as defined in Section 6.15 of the Agreement and to the extent permitted by law) for the purpose of implementing, administering and managing the Participant’s Award under the Plan and of being considered for participation in future equity, deferred cash or other award programs (to the extent he/she is eligible under the terms of such plan or program, and without any guarantee that any award will be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her Personal Information, as such use has occurred to date, and as such use may occur in the future, in connection with this or any equity or other award, as described above.
Note: Participants electing to accept this grant via the Fidelity Stock Plan Services Net Benefits OnLine Grant Award Acceptance Process are not required to print and sign this Agreement.

REALOGY HOLDINGS CORP.         PARTICIPANT
By: ____________________        By: ______________________________
Print Name: ____________________        Print Name: ____________________
Title: ____________________

Exhibit A
PERFORMANCE SHARE AGREEMENT
Pursuant to the Performance Share Notice of Grant (the "Notice") to which this Performance Share Agreement (this "Agreement") is attached, Realogy Holdings Corp. (the "Company"), has granted to the Participant the number of Performance Shares under the Company's Amended and Restated 2018 Long-Term Incentive Plan (the "Plan") as indicated in the Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Notice.
ARTICLE I

GENERAL
1.1Incorporation of Terms of Plan. The Performance Share Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II

GRANT OF PERFORMANCE SHARES
2.1    Grant of Performance Shares. In consideration of the Participant's past and/or continued employment with or Service to the Company or any Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice (the "Grant Date"), the Company grants to the Participant the number of Performance Shares as set forth in the Notice (the "Target Grant"), upon the terms and conditions set forth in the Plan and this Agreement, including Schedule 1 attached hereto, and subject to the Participant's full compliance at all times with the restrictive covenants and other provisions set forth in the Restrictive Covenants Agreement (as defined in the Notice), which is an express condition precedent to (i) the receipt, delivery and vesting of any Performance Shares and (ii) any rights to any payments with respect to the Performance Shares.
2.2    Consideration to the Company. In consideration of the grant of the Performance Shares by the Company, the Participant agrees to render Services to the Company or any Affiliate and to comply at all times with the Restrictive Covenants Agreement. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or Service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the Services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.

ARTICLE III

PERFORMANCE CRITERIA AND PERFORMANCE PERIOD
3.1    Performance Period. Subject to the remaining terms of this Agreement, after completion of the Performance Period as set forth on the Grant Notice, the number of Performance Shares ultimately earned under this Agreement will be based on the Company's performance against certain criteria (the "Performance Criteria") as set forth on Schedule 1 hereto.
3.2    Settlement of Performance Shares. Each Performance Share Award earned under this Agreement shall entitle the Participant to receive a number of shares of Common Stock of Realogy Holdings Corp. (the "Shares") equal to a multiple of the Target Grant (plus any dividend equivalents credited under Section 3.4 below), as determined in accordance with Schedule 1 hereto and subject to the terms and conditions described herein (subject to any reductions for tax withholding or otherwise to the extent permitted under the Plan or this Agreement), including the Participant's full compliance at all times with the Restrictive Covenants Agreement. Fractional shares issuable upon settlement of the Performance Share Award shall be rounded up to the nearest whole share. The Company may, in its sole discretion, deliver such Shares (i) by issuing the Participant a certificate of Common Stock representing the appropriate number of Shares, (ii) through electronic delivery to a brokerage or similar securities-holding account in the name of the Participant, or (iii) through such other commercially reasonable means available for the delivery of securities. Except as provided in Article V below, Shares earned under this Agreement shall be delivered within sixty (60) days following the end of the Performance Period, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement. Any portion of the Performance Share Award that could have been earned in accordance with the provisions of Schedule 1 that is not earned as of the end of the Performance Period shall be immediately forfeited at the end of the Performance Period.
3.3    No Rights as a Stockholder. Unless and until a certificate or certificates representing the Shares shall have been issued by the Company to the Participant in connection with the payment of Shares related to the vested Performance Share Award, the Participant shall not be, or have any of the rights or privileges of a stockholder of the Company with respect to, the Performance Share Award or the Shares.
3.4    Dividend Equivalents Rights. The Performance Share Award will carry dividend equivalent rights related to any cash dividend paid by the Company while the Performance Share Award is outstanding. In the event the Company pays a cash dividend on its outstanding Shares following the grant of the Performance Share Award, the number of Performance Shares will be increased by the number of units determined by dividing (i) the amount of the cash dividend on the number of Shares covered by the Performance Shares at the time of the related dividend record date, by (ii) the closing price of a Share on the related dividend payment date. Any additional Performance Shares credited as dividend equivalents will be subject to the same vesting requirements, performance conditions, settlement provisions, and other terms and conditions as the original Performance Shares to which they relate. Any additional Performance Shares credited as dividend equivalents that result in a fractional Share shall be carried forward to the final Vesting Date.
3.5    Deferral. The Participant may be permitted to elect to defer receipt of his or her Shares related to the Performance Share Award, to the extent permitted by and in accordance with a separate deferral program.
ARTICLE IV

FORFEITURES
4.1    Termination of Employment. Except as otherwise specifically set forth in this Article IV, if the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior to the date on which the Performance Period ends, this Agreement will terminate and be of no further force or effect on the date that the Participant is no longer actively employed by or providing Services to the Company or any of its Affiliates and the Performance Share Award shall be forfeited on such date. The Participant will, however, be entitled to receive any Shares payable under this Agreement if the Participant's employment terminates or Services cease after the Performance Period but before the Participant's receipt of such Shares.
4.2    Death or Disability. Except as set forth in Section 5.1 below, if the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior the end of the Performance Period on account of death or Disability, the Participant shall vest in a number of Performance Shares equal to the number of Performance Shares that would have vested based upon actual performance had the Participant's employment or Services not terminated, pro-rated for the number of full months of the Performance Period during which the Participant was employed by or was providing Services to the Company or any Affiliate.
4.3    Termination other than for Cause or for Good Reason. Except as set forth in Section 5.1 below, in the case where the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior to the end of the Performance Period other than for Cause or the Participant resigns from employment from the Company or any Affiliate with Good Reason, the Participant shall vest in a number of Performance Shares equal to the number of Performance Shares that would have vested based upon actual performance had the Participant's employment or Services not terminated, pro-rated for the number of full months of the Performance Period during which the Participant was employed by or was providing Services to the Company or any Affiliate.
4.4    Retirement. In the case of a Participant’s Retirement on or following the first anniversary of the commencement of the Performance Period, the Participant shall vest in a number of Performance Shares equal to the number of Performance Shares that would have vested based upon actual performance had the Participant's employment or Services not terminated, without pro-ration.
4.5    Timing of Payment. Without limiting the foregoing, in the event the Participant's employment or Services terminate before the end of the Performance Period on account of death, Disability, Retirement or termination by the Company other than for Cause or a resignation for Good Reason, any portion of the Performance Share Award which vests in accordance with either Sections 4.2, 4.3 or 4.4 above shall be payable at the time and in the manner set forth in Section 3.2 following the end of the Performance Period, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement.
4.6    Clawback of Award. The Performance Share Award is subject to any clawback or recoupment policies of the Company, as in effect from time to time (including the Company’s Clawback Policy), or as otherwise required by law. In addition, in the event that the Administrator determines in its sole discretion that the Participant has violated the Restrictive Covenant Agreement, the Company may require reimbursement or forfeiture of all or a portion of any proceeds, gains or other economic benefit realized or realizable by the Participant under the Award. Upon such determination any such proceeds, gains or other economic benefit must be paid by the Participant to the Company and any unvested portion of the Award shall immediately terminate and shall be forfeited.
ARTICLE V

CHANGE IN CONTROL
5.1    Change in Control. In the event that Change in Control occurs during the Performance Period, the Performance Share Award shall, immediately prior to the Change in Control, (a) be converted to a number of Performance Shares equal to the Target Grant, (b) cease to be subject to the achievement of the Performance Criteria and (c) vest in full at the end of the Performance Period provided the Participant is employed by or is providing Services to the Company or any Affiliate on such date and fully complies at all times with the Restrictive Covenants Agreement, subject to the following:
(a)With respect to each outstanding Performance Share that is assumed or substituted in connection with the Change in Control, in the event that during the Performance Period,
(i)a Participant's employment or Service is terminated other than for Cause by the Company or any Affiliate or the Participant resigns from employment from the Company or any Affiliate with Good Reason, (1) the Performance Shares shall become fully vested and (2) the Performance Shares shall be settled in shares of stock underlying the Performance Shares as soon as practicable, but in no event later than ten (10) days following such termination, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement; or
(ii)a Participant's employment or Service is terminated on account of death or Disability, (1) the Performance Shares shall become fully vested and (2) the Performance Shares shall be settled in shares of stock underlying the Performance Shares as soon as practicable, but in no event later than ten (10) days following such termination, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement.

(b)With respect to each outstanding Performance Share that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, (i) the Performance Shares shall become fully vested and (ii) the Participant shall receive in cash the "Value" of one share of Common Stock multiplied by the Target Grant, provided that the Participant fully complies at all times with the Restrictive Covenants Agreement. As soon as practicable, but in no event later than ten (10) days, following the Change in Control, the Company or its successor shall deliver to the Participant (or, if applicable, the Participant's estate) the cash payment as calculated pursuant to the preceding sentence. For purposes of this Agreement, the term "Value" means the Fair Market Value of one Share on the last trading day before the date of the Change in Control, or if greater, the value of one Share in connection with the Change in Control, but only if such value is determinable immediately prior to the date of the Change in Control.
5.2    Assumption/Substitution. For purposes of Section 5.1, the Performance Shares shall be considered assumed or substituted for if, following the Change in Control, the Performance Shares are (i) based on shares of common stock that are traded on an established U.S. securities market and (ii) of comparable value and remains subject to the same terms and conditions that were applicable to the Performance Shares immediately prior to the Change in Control except that the Performance Shares shall instead relate to the common stock of the acquiring or ultimate parent entity and the Performance Shares shall no longer be subject to the achievement of the Performance Criteria.
ARTICLE VI

MISCELLANEOUS
6.1    Administration. The Administrator shall have the power to interpret the Plan, the Restrictive Covenants Agreement and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Performance Shares.
6.2    Restrictions on Transfer. Performance Shares that have not vested may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Administrator, or by will or the laws of descent and distribution.
6.3    Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Performance Shares by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Company will not transfer any of said Performance Shares on its books or otherwise nor will any of said Performance Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
6.4    Adjustments. The Participant acknowledges that the Performance Shares are subject to modification and termination in certain events as provided in this Agreement and Article 3 of the Plan.
6.5    Termination of Employment or Service/Breach of the Restrictive Covenants Agreement. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to termination of employment or Service, including without limitation, whether a termination has occurred, whether any termination resulted from a discharge for Cause and whether any particular leave of absence constitutes a termination, as well as whether the Participant has fully complied with the Restrictive Covenants Agreement for purposes of this Agreement.
6.6    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Executive Vice President and Chief Administrative Officer at the Company's principal office, and any notice to be given to the Participant shall be addressed to the Participant's last address reflected on the Company's records.
6.7    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
6.8    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
6.9    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Performance Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
6.10    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Performance Shares in any material way without the prior written consent of the Participant.
6.11    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in this Article 6, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

6.12    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Performance Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
6.13    Entire Agreement. The Plan, the Notice, the Restrictive Covenants Agreement and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, with the exception any other restrictive covenant agreement, including any non-compete, non-solicit or confidentiality agreement between Participant and the Company, which agreement shall survive in accordance with its own terms.
6.14    Section 409A. The intent of the parties is that payments and benefits under this Agreement and the Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the "Code"), and accordingly, to the maximum extent permitted, this Agreement and the Award shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement and the Award which are subject to Section 409A of the Code until the Participant would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement and the Award that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and the Award during the six-month period immediately following the Participant's separation from service shall instead be paid on the first business day after the date that is six months following the Participant's separation from service (or, if earlier, the Participant's death). The Company makes no representation that any or all of the payments described in this Agreement and the Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant understands and agrees that he or she shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
6.15    Disclosure Regarding Use of Personal Information.
(a)     Definition and Use of “Personal Information”. In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, the Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment. The “Personal Information” the Company may collect, process, store and transfer for the purposes outlined above may include the Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and the Participant’s beneficiaries and contact information. The Participant may obtain more details regarding the access and use of his or her personal information, and may correct or update such information, by contacting his or her human resources representative or local equity coordinator.
(b)     Use, Transfer, Storage and Processing of Personal Information. The use, transfer, storage and processing of Personal Information electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. To the extent permitted by law, Personal Information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the entity that employs (or any entity that has employed) the Participant from the Participant’s country of employment to the Company (or its Affiliates or Subsidiaries) and third parties located in the U.S. and in other countries. Specifically, those parties that may have access to the Participant’s Personal Information for the purposes described herein include, but are not limited to: (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the U.S.; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his or her superiors; (iv) the Administrator; (v) the Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of the Participant’s Personal Information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

ARTICLE VII

DEFINITIONS
Wherever the following terms are used in the Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
7.1    "Disability" shall mean a condition such that an individual would be considered disabled for the purposes of Section 409(A) of the Code.
7.2    "Retirement" shall mean “separation from service” (within the meaning of Section 409A of the Code) with the Company and all Affiliates (other than for Cause) after attaining eligibility for Retirement. A Participant attains eligibility for Retirement upon the earlier of (a) age 65 or (b) age 55 with at least ten (10) whole years of consecutive Service starting from the Participant’s most recent hire date with the Company and all Affiliates. For the avoidance of doubt, the phrase “consecutive Service” in the preceding sentence shall not include time spent by the Participant:
(a)as a consultant or advisor to the Company or its Affiliates following a “separation from service” within the meaning of Section 409A of the Code;
(b)engaged as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands; or
(c)employed with or providing services to any business acquired by the Company or any Affiliate prior to the time such business was acquired by the Company or any Affiliate or employed with or providing services to any business after the time such business was divested by the Company or any Affiliate.
7.3    “Service” or “Services” shall mean services performed by the Participant for the Company or its Affiliates as an Employee, consultant or adviser, provided that services performed by a Participant in the capacity as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands shall not constitute Service.